January 2014 Preliminary Terms No. 1,244 Registration Statement No. 333-178081 Dated January 24, 2014 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities
The Trigger PLUS are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document.  At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity.  If the underlying index depreciates in value but the final index value is greater than the trigger level, investors will receive the stated principal amount of their investment.  However, if the underlying index has depreciated in value so that the final index value is less than or equal to the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the Trigger PLUS.  This amount will be less than 75% of the stated principal amount and could be zero.  Accordingly, you may lose your entire investment.  These long-dated Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage feature and the limited protection against loss that applies only if the final index value is greater than the trigger level.  Investors may lose their entire initial investment in the Trigger PLUS.  The Trigger PLUS are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	January 29, 2019
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:
If the final index value is greater than the initial index value: $1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value but is greater than the trigger level: $1,000
If the final index value is less than or equal to the trigger level: $1,000 × index performance factor
This amount will be less than the stated principal amount of $1,000 and will represent a loss of at least 25%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	164%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	1,828.46, which is the index closing value on January 23, 2014
Final index value:	The index closing value on the valuation date
Trigger level:	1,371.345, which is 75% of the initial index value
Valuation date:	January 24, 2019, subject to adjustment for non-index business days and certain market disruption events
Maximum payment at maturity:	$1,720 per Trigger PLUS (172% of the stated principal amount)
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	January 24, 2014
Original issue date:	January 29, 2014 (3 business days after the pricing date)
CUSIP / ISIN:	61761JNZ8 / US61761JNZ83
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $932.00 per Trigger PLUS, or within $20.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per Trigger PLUS	$1,000	$	$
Total	$	$	$

(1)
Selected dealers and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $    for each Trigger PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 14.
The Trigger PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Trigger PLUS” at the end of this document.
Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities
Principal at Risk Securities

The Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019 (the “Trigger PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity
▪	To enhance returns and potentially outperform the underlying index in a moderately bullish or moderately bearish scenario
▪
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than the trigger level

Maturity:	5 years

Leverage factor:	164% (applicable only if the final index value is greater than the initial index value)

Trigger level:	75% of the initial index value

Maximum payment at maturity:	$1,720 per Trigger PLUS (172% of the stated principal amount)

Minimum payment at maturity:	None. You could lose your entire initial investment in the Trigger PLUS.

Interest:	None

The original issue price of each Trigger PLUS is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000.  We estimate that the value of each Trigger PLUS on the pricing date will be approximately $932.00, or within $20.00 of that estimate.  Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index.  The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, the trigger level and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit

January 2014	Page 2

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.

January 2014	Page 3

Key Investment Rationale

Trigger PLUS offer leveraged exposure to a certain range of positive performance of the underlying index.  In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature, and forgo returns above the maximum payment at maturity of $1,720 per Trigger PLUS.  At maturity, an investor will receive an amount in cash based upon the closing value of the underlying index on the valuation date, subject to the maximum payment at maturity.  The Trigger PLUS are unsecured obligations of Morgan Stanley, and all payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.  Investors may lose their entire initial investment in the Trigger PLUS.

Leveraged Upside Performance	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index within a certain range of positive performance.
Trigger Feature
At maturity, even if the underlying index has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final index value is greater than the trigger level.

Upside Scenario
The final index value is greater than the initial index value and, at maturity, the Trigger PLUS redeem for the stated principal amount of $1,000 plus 164% of the increase in the value of the underlying index, subject to the maximum payment at maturity.  For example, if the final index value is 10% greater than the initial index value, the Trigger PLUS will provide a total return of 16.4% at maturity.  The maximum payment at maturity will be $1,720 per Trigger PLUS (172% of the stated principal amount).

Par Scenario
The final index value is less than or equal to the initial index value but is greater than the trigger level.  In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying index has depreciated.

Downside Scenario
The final index value is less than or equal to the trigger level.  In this case, the Trigger PLUS redeem for at least 25% less than the stated principal amount, and this decrease will be by an amount proportionate to the decline in the value of the underlying index over the term of the Trigger PLUS.  This amount will be less than 75% of the stated principal amount per Trigger PLUS.  For example, if the final index value is 30% less than the initial index value, the Trigger PLUS will be redeemed at maturity for a loss of 30% of principal at $700, or 70% of the stated principal amount.  There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

January 2014	Page 4

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS

Leverage factor:	164%

Trigger level:	75% of the initial index value

Maximum payment at maturity:	$1,720 per Trigger PLUS (172% of the stated principal amount)

Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

How it works

▪
Upside Scenario:  If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 164% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity.  Under the terms of the Trigger PLUS, an investor would realize the maximum payment at maturity of $1,720 per Trigger PLUS (172% of the stated principal amount) at a final index value of approximately 143.9% of the initial index value.

▪	If the underlying index appreciates 20%, investors would receive a 32.8% return, or $1,328.00 per Trigger PLUS.

▪	If the underlying index appreciates 50%, the investor would receive only a 72% return, or $1,720 per Trigger PLUS, due to the maximum payment at maturity.

January 2014	Page 5

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
Par Scenario:  If the final index value is less than or equal to the initial index value but is greater than the trigger level of 75% of the initial index value, investors would receive the $1,000 stated principal amount.

▪	If the underlying index depreciates 15%, investors would receive the $1,000 stated principal amount.

▪
Downside Scenario:  If the final index value is less than or equal to the trigger level of 75% of the initial index value, investors would receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.  This amount will be less than 75% of the stated principal amount per Trigger PLUS.  There is no minimum payment at maturity on the Trigger PLUS.

▪	If the underlying index depreciates 60%, the investor would lose 60% of the investor’s principal and receive only $400 per Trigger PLUS at maturity, or 40% of the stated principal amount.

January 2014	Page 6

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
The Trigger PLUS do not pay interest or guarantee return of any principal.  The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee payment of any principal at maturity.  If the final index value is less than or equal to the trigger level (which is 75% of the initial index level), the payout at maturity will be an amount in cash that is at least 25% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the decrease in the value of the underlying index.  There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

▪
The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.  The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $1,720 per Trigger PLUS, or 172% of the stated principal amount.  Although the leverage factor provides 164% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 172% of the stated principal amount for the Trigger PLUS, any increase in the final index value over the initial index value by more than approximately 43.9% of the initial index value will not increase the return on the Trigger PLUS.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads.  Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above.  The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “S&P 500® Index Overview” below.  You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the valuation date.  The final index value will be based on the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events.  Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

▪
Investing in the Trigger PLUS is not equivalent to investing in the underlying index.  Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks.  As an investor

January 2014	Page 7

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

in the Trigger PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.  The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Trigger PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time.  The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS.

January 2014	Page 8

Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily.  Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the underlying index has decreased to or below the trigger level, and calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to January 23, 2014, the day on which the initial index value was determined, could have increased the initial index value, and, therefore, could have increased the trigger level, which is the level above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect whether the value of the underlying index on the valuation date is at or below the trigger level and, therefore, whether an investor would receive significantly less than the stated principal amount of the Trigger PLUS at maturity.

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.  Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provides for the return of principal except where the final index value is at or below the trigger level, the risk that a Trigger PLUS would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Internal Revenue Code of 1986, as amended, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks.  Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument.  These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to initial Non-U.S. Holders that acquire the Trigger PLUS in this offering.  It is possible, however, that withholding requirements under these rules will apply to the Trigger PLUS acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the S&P 500® Index or its constituents after March 4, 2014.  Moreover, it is possible that a withholding agent may withhold on payments made to initial Non-U.S. Holders that

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Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

purchase the Trigger PLUS in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the Trigger PLUS.  Additionally, a purchaser of the Trigger PLUS after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition.  As a result, an initial holder’s ability to transfer the Trigger PLUS on a secondary market, if any, may be further limited because, depending on the facts on the date of transfer, a potential purchaser that is a non-U.S. person may be subject to withholding under these rules.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  These proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Trigger PLUS Based on the Value of the S&P 500® Index due January 29, 2019
Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on January 23, 2014:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,828.46
52 Weeks Ago:	1,494.81
52 Week High (on 1/15/2014):	1,848.38
52 Week Low (on 2/25/2013):	1,487.85

The following graph sets forth the daily closing values of the underlying index for the period from January 1, 2009 through January 23, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The closing value of the underlying index on January 23, 2014 was 1,828.46.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The underlying index has at times experienced periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

Underlying Index Historical Performance – Daily Index Closing Values January 1, 2009 to January 23, 2014

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S&P 500® Index	High	Low	Period End
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter (through January 23, 2014)	1,848.38	1,819.20	1,828.46

License Agreement between S&P and Morgan Stanley

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Trigger PLUS will be postponed to the second business day following that valuation date as postponed.

Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

▪      Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

Proposed U.S. Treasury Department regulations issued pursuant to Section 871(m) of the Internal Revenue Code of 1986, as amended, if finalized in their current form, would require withholding at a rate of 30% (or lower treaty rate) on certain “dividend equivalent” payments made or deemed made after December 31, 2015 to non-U.S. persons in respect of financial instruments that reference U.S. stocks.  Under these rules, withholding may be required even in the absence of any actual dividend-linked payment made pursuant to the instrument.  These rules apply only to instruments acquired after March 4, 2014, and therefore they generally should not apply to initial Non-U.S. Holders that acquire the Trigger PLUS in this offering.  It is possible, however, that withholding requirements under these rules will apply to the Trigger PLUS acquired by an initial Non-U.S. Holder if the Non-U.S. Holder enters into one or more other transactions with respect to the S&P 500® Index or its constituents after March 4, 2014.  Moreover, it is possible that a withholding agent may withhold on payments made to initial Non-U.S. Holders that purchase the Trigger PLUS in this offering if the withholding agent cannot determine the date on which the Non-U.S. Holder acquired the Trigger PLUS.  Additionally, a purchaser of the Trigger PLUS after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition.  As a result, an initial holder’s ability to transfer the Trigger PLUS on a secondary market, if any, may be further limited because, depending on the facts on the date of transfer, a potential purchaser that is a non-U.S. person may be subject to withholding under these rules.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  These proposed regulations are extremely complex.  Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences to them of these proposed regulations.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments

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and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying product supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the Trigger PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to January 23, 2014, the day on which the initial index value was determined, we hedged our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in stocks of the underlying index, futures and options contracts on the underlying index, any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could have increased the initial index value, and, therefore, could have increased the trigger level, which is the level above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Trigger PLUS.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Trigger PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.
In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA

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or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Trigger PLUS are contractual financial instruments.  The financial exposure provided by the Trigger PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Trigger PLUS.  The Trigger PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Trigger PLUS.

Each purchaser or holder of any Trigger PLUS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Trigger PLUS, (B) the purchaser or holder’s investment in the Trigger PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Trigger PLUS;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Trigger PLUS and (B) all hedging transactions in connection with our obligations under the Trigger PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for

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the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  The agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this preliminary pricing supplement.  The agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this preliminary pricing supplement.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $    for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS.  When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated August 17, 2012
Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

January 2014	Page 17